Exhibit 10.1

STANDBY EQUITY PURCHASE AGREEMENT

Standby Equity Purchase Agreement (this "Agreement"), dated as of October 4th , 2013, by and among ACCELERA INNOVATIONS INC a Delaware corporation (the “Company”) and Investor (the “Investor”).

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to USD$100,000,000 (the “Commitment Amount”) to purchase the Company’s common stock, $.001 par value per share (the "Common Stock”);  and

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) under the Securities Act of 1933, as amended (the “1933 Act”), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder.

NOW THEREFORE, the Company and the Investor hereby agree as follows:

1.           Definitions. As used in this Agreement, the following terms shall have the following meanings specified or indicated, and such meanings shall be equally applicable to the singular and plural forms of the defined terms.

“1933 ACT” shall mean the Securities Act of 1933, as it may be amended.

“1934 ACT” shall mean the Securities Exchange Act of 1934, as it may be amended.

“AFFILIATE” shall have the meaning specified in Section 5(e).

“AGREEMENT” shall mean this Standby Equity Purchase Agreement.

“BUY-IN” shall have the meaning specified in Section 6.

“BUY-IN ADJUSTMENT AMOUNT” shall have the meaning specified in Section 6.

“CLOSING” shall have the meaning specified in Section 2(h).

“CLOSING DATE” shall have the meaning specified in Section 2(h).

“CLOSING STATEMENT” shall have the meaning specified in Section 2 (h).

“COMMITMENT AMOUNT” shall mean USD$100,000,000.

“COMMITMENT FEE” shall have the meaning set forth in Section 12(b).

“COMMON STOCK” shall mean the Common Stock of the Company.

“COMPANY INDEMNITEES” shall have the meaning specified in Section 10(b).

“CONTROL” or “CONTROLS” shall have the meaning specified in Section 5(e).

“COVERING SHARES” shall have the meaning specified in Section 6.

“DRAW DOWN AMOUNT” shall mean up to a maximum of that number of Shares registered as the Commitment Fee on a rolling basis from time to time.

“DRAW DOWN NOTICE” shall mean a written notice sent to the Investor by the Company stating the Draw Down Amount pursuant to the terms of the Agreement and stating the current number of Shares issued and outstanding on such date.

“DRAW DOWN NOTICE DATE” shall mean the Trading Day immediately following the day on which the Investor receives a Draw Down Notice, however a Draw Down Notice shall be deemed delivered on (x) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 1:00 p.m. Eastern Time (receipt being deemed to occur if the Company possess a facsimile confirmation showing completed transmission by such time), or (y) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 1:00 p.m. Eastern Time on a Trading Day (receipt being documented as described in (x) above).  No Draw Down Notice may be deemed delivered on a day that is not a full Trading Day.

“EDGAR” shall mean the Electronic Date Gathering Analysis and Retrieved system.

 “EFFECTIVE DATE” shall mean the date the SEC declares effective the Registration Statement covering the transactions described in the Agreement.

 “EXECUTION DATE” shall mean the date this Agreement is executed by the Company and Investor.

 “INVESTOR INDEMNITEES” shall have the meaning specified in Section 10(a).

“INDEMNIFIED LIABILITIES” shall have the meaning specified in Section 10(a).

“INEFFECTIVE PERIOD” shall mean any period of time that the Registration Statement becomes ineffective or unavailable for use for the sale or resale, as applicable, of any or all of the Register able Securities for any reason (or in the event the prospectus is not current and deliverable) during any time period.

“INVESTOR” shall mean the undersigned investor.

“MAJOR TRANSACTION” shall have the meaning specified in Section 2(g).

“MARKET PRICE” shall mean the lowest daily VWAP of the Common Stock on the Principal Market during the Pricing Period.

“MATERIAL ADVERSE EFFECT” shall have the meaning specified in Section 4(a).

 “MAXIMUM COMMON STOCK ISSUANCE” shall have the meaning specified in Section 2(i).

“MINIMUM ACCEPTABLE PRICE” with respect to any Draw Down Notice shall mean that price selected by the Company and stated in the applicable Draw Down Notice.

 “OPEN PERIOD” shall mean the period beginning on and including the first Trading Day immediately following the Effective Date and ending on the earlier of (i) the date which is thirty-six (36) months from the Effective Date and (ii) termination of the Agreement in accordance with Section 9.

“PAYMENT AMOUNT” shall have the meaning specified in Section 2(l).

“PERSON” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PRICING PERIOD” shall mean the fifteen (15) consecutive Trading Days commencing with the Draw Down Notice Date.

“PRINCIPAL MARKET” shall have the meaning specified in Section 2(f).

“PROSPECTUS” shall mean the prospectus, preliminary prospectus and supplemental prospectus used in connection with the Registration Statement.

“PURCHASE AMOUNT” shall mean the total amount being paid by the Investor on a particular Closing Date to purchase the Shares.

"PURCHASE PRICE" shall mean 90% of Market Price during the Pricing Period.

“REGISTRABLE SECURITIES” shall mean the Shares being registered in the Registration Statement, which includes the Commitment Fee Shares.

“REGISTRATION STATEMENT” means the registration statement of the Company filed under the 1933 Act covering the Shares to be registered in this transaction.

“RELATED PARTY” shall have the meaning specified in Section 5(e).

“REPURCHASE EVENT” shall have the meaning specified in Section 2(l).

“RESOLUTIONS” shall have the meaning specified in Section 8(d).

“SEC” shall mean the Securities & Exchange Commission.

“SEC DOCUMENTS” shall have the meaning specified in Section 4(f).

“SECURITIES” or “SHARES” shall mean the shares of Common Stock issued pursuant to the terms of the Agreement.

“SOLD SHARES” shall have the meaning specified in Section 6.

“SUBSIDIARIES” shall have the meaning specified in Section 4(a).

“TRADING DAY” shall mean any day on which the Principal Market for the Company’s common stock is open for trading.

“VALUATION EVENT” shall have the meaning specified in Section 2(j).

“VOLUME WEIGHTED AVERAGE PRICE” or “VWAP” shall be as reported by Bloomberg Financial Markets (“Bloomberg”), or if not available through Bloomberg because of delisting, then the average of the bid prices of any market makers for the Company’s Common Stock as reported in the “pink sheets” by the National Quotation Bureau, Inc. or other securities trading market.

2.           Purchase And Sale Of Common Stock

      a.          Purchase and Sale of Common Stock.  Upon the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, that number of Shares having an aggregate Purchase Price of up to USD$100,000,000.

b.          Delivery of Draw Down Notices. Subject to the terms and conditions of this Agreement the Company may, in its sole discretion, deliver a Draw Down Notice to the Investor which states the number of Shares which the Company intends to sell to the Investor during the Pricing Period.   A copy of the form of Draw Down Notice is attached hereto and made a part hereof as Exhibit A. During the Open Period, the Company may issue Draw Down Notices of up to USD$2,000,000 per Pricing Period, but such amount shall not be more than the 285,710 Shares issued to Investor as part of its Commitment Fee or such additional number of Shares as the parties may agree on from time to time as a trading buffer to cover Share delivery.  The Investor and the Company agree that 285,710 Shares shall represent the Commitment Fee. Prior to the issuance of a Draw Down Notice the Company must either have an effective registration statement on file with the SEC registering the Commitment Fee Shares and the resale of the Common Stock pursuant to this Agreement or must provide Investor with free trading unrestricted Shares supported by an acceptable opinion letter. Once the Draw Down Notice is received by the Investor, the Draw Down Notice shall not be terminated, withdrawn or otherwise revoked by the Company except as set forth in this Agreement.  During the Open Period, the Company shall not be entitled to submit a Draw Down Notice until after the previous closing has been completed and the Shares sold during that Pricing Period have settled. The Purchase Price shall be equal to 90% of the Market Price. The Market Price shall be equal to the lowest daily VWAP of the Common Stock during the Pricing Period.

The Company shall set a (“Minimum Acceptable Price”) in each Draw Down Notice. If the Purchase Price on any Trading Day in the corresponding Pricing Period is less than the Minimum Acceptable Price, then the Investor’s purchase obligation under that Draw Down Notice shall be reduced by ten percent (10%) of the trading volume that day and the Purchase Price for such day shall be deemed to equal the Minimum Acceptable Price set by the Company for that Pricing Period. The Investor agrees not to sell Shares below the Minimum Acceptable Price at any time during the corresponding Pricing Period.

c.    Interest.   The parties agree that any interest payable under this Agreement shall not exceed the maximum amount permitted under any applicable law. If a law is finally interpreted so that the interest in connection with this Agreement exceeds the permitted limits, then: (i) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (ii) any sums already collected (if any) from the Company which exceed the permitted limits will be refunded to the Company.

d.           Investor’s Obligation to Purchase Shares.  Subject to the conditions set forth in this Agreement, following the Investor's receipt of a validly delivered Draw Down Notice, the Investor shall be required to purchase from the Company at the end of the related Pricing Period that number of Shares having an aggregate Purchase Price equal to the lesser of (i) the Draw Down Amount set forth in the Draw Down Notice, and (ii) not less than 10% of the aggregate daily U.S. trading volume (excluding irregular trading and block trades of 5,000 or more in which the Investor could not participate) during the applicable Pricing Period multiplied by the Purchase Price, but only if said Shares are freely tradable, are not subject to stop transfer instructions and are delivered to the Investor per its written instructions, pursuant to Section 2(h). Subject to the conditions set forth in this Agreement, the Company shall be required to sell to the Investor that number of Shares requested by the Investor on each Closing Date.

e.           Limitation on Investor's Obligation to Purchase Shares.  Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be required to purchase, and the Company shall in no event sell to the Investor, that number of Shares, which when added to the sum of the number of Shares beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the “1934 Act”)), by the Investor would exceed 4.99% of the number of Shares outstanding on the Draw Down Notice Date for such Pricing Period, as determined in accordance with Rule 13d-1(j) under the 1934 Act. Each Draw Down Notice shall include a representation of the Company as to the number of Shares of Common Stock outstanding on the related Draw Down Notice Date as determined in accordance with Section 13(d) of the 1934 Act. In the event that the number of Shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any date during a Pricing Period than on the Draw Down Notice Date associated with such Pricing Period, then the number of Shares of Common Stock outstanding on such date during such Pricing Period shall govern for purposes of determining whether the Investor would be acquiring beneficial ownership of more than 4.99% of the number of Shares of Common Stock outstanding during such period.

f.           Common Stock Listing Requirement.  At all times during the period beginning on the related Draw Down Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on The American Stock Exchange, Inc. or The New York Stock Exchange, Inc. or designated on the Nasdaq National Market, The Nasdaq SmallCap Market, or the National Association of Securities Dealer’s, Inc. OTC electronic bulletin board (the "Principal Market") and shall not have been suspended from trading thereon for a period of five (5) consecutive Trading Days during the Open Period and the Company shall not have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock.

      g.  For purposes of this Agreement, a "Major Transaction" shall be deemed to have occurred at the closing of any of the following events: (i) the consolidation, merger or other business combination of the Company with or into another entity (other than pursuant to a migratory merger effected solely for the purposes of changing the jurisdiction of incorporation of the Company) (ii) the sale or transfer of all or substantially all of the Company's assets; or (iii) the consummation of a purchase, tender or exchange offer made to, and accepted by, the holders of more than 30% of the economic interest in, or the combined voting power of all classes of voting stock of, the Company.

h.           Mechanics of Purchase of Shares by Investor.  At the end of each Pricing Period the Investor shall prepare and send the Company a “Closing Statement” (See Exhibit D attached hereto). Subject to the satisfaction of the conditions set forth in Sections 2(f), 7 and 8, each closing of the purchase by the Investor of Shares (each a "Closing") shall occur on the date of final settlement of the Shares sold by the Investor during the Pricing Period (each a "Closing Date").  The Company shall not be entitled to issue another Draw Down Notice until after the settlement of the prior Draw Down Notice.  On or prior to each Closing Date, (i) the Company shall deliver to the Investor per its written instructions, certificates representing the Shares to be issued to the Investor on such date and registered in the name of the Investor or deposit such Shares into the account(s) (with the Investor receiving confirmation that the Shares are in such account(s)) designated by the Investor for the benefit of the Investor and (ii) the Investor shall deliver to the Company the Purchase Price to be paid for such Shares (after receipt of confirmation of delivery of such Shares), determined as aforesaid, by wire transfer. In lieu of delivering physical certificates representing the Shares and provided that the Transfer Agent then is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“Fast”) program, upon request of the Investor, the Company shall cause the Transfer Agent to electronically transmit the Shares by crediting the account of Investors’ broker with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system, and provide proof satisfactory to the Investor of such delivery.

i.           Overall Limit on Common Stock Issuable. Notwithstanding anything contained herein to the contrary, if during the Open Period the Company becomes listed on an exchange that limits the number of shares of Common Stock that may be issued without shareholder approval, then the number of Shares issuable by the Company pursuant to this Agreement, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval, (the "Maximum Common Stock Issuance"), unless the issuance of Shares, including any Common Stock to be issued pursuant to this Agreement, in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders. The parties understand and agree that the Company's failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Shares hereunder or the Investor's obligation in accordance with the terms and conditions hereof to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation provided in this Section 2(i).

j. "Valuation Event" shall mean an event in which the Company at any time during a “Pricing Period” takes any of the following actions:

(i)	subdivides or combines its Common Stock;
(ii)	pays a dividend in Common Stock or makes any other purchaseof its Common Stock, except for dividends paid with respect to the Preferred Stock;
(iii)
issues any options or other rights to subscribe for or purchase Common Stock and the price per share for which Common Stock may at any time thereafter be issuable pursuant to such options or other rights shall be less than the VWAP for each of the five (5)Trading Days immediately prior to such issuance;

(iv)
issues any securities convertible into or exchangeable for CommonStock and the consideration per share for which shares of Commont Stock may at any time thereafter be issuable pursuant to the terms of such convertible or exchangeable securities shall be less than the VWAP for each of the five (5) Trading Days immediately priorto such issuance; or

(v)
issues shares of Common Stock otherwise than as provided in theforegoing subsections (i) through (iv), at a price per share less, or for other consideration lower, than the VWAP for each of the five (5) Trading Days immediately prior to such issuance, or without consideration.

      k. The Company agrees that it shall not take any action that would result in a Valuation Event occurring during a Pricing Period.

      l.   Delisting; Suspension.  If at any time during the Open Period or within thirty (30) calendar days after the end of the Open Period, (i) the Registration Statement, after it has been declared effective, shall not remain effective and available for sale of all the Registerable Securities, (ii) the Common Stock shall not be listed on the Principal Market or shall have been suspended from trading thereon (excluding suspensions of not more than one trading day resulting from business announcements by the Company) or the Company shall have been notified of any pending or threatened proceeding or other action to delist or suspend the Common Stock or (iii) there shall have occurred a Major Transaction (as defined in Section 2(g)) or the public announcement of a pending Major Transaction which has not been abandoned or terminated, or the Company shall repurchase within thirty (30) calendar days of the occurrence of one of the events listed in clauses (i), (ii) or (iii) above (each a “Repurchase Event”) and subject to the limitations imposed by applicable federal and state law, all or any part of the Shares issued to the Investor within the sixty (60) Trading Days preceding the occurrence of the Repurchase Event and then held by the Investor at a price per Share equal to the highest Volume Weighted Average Price during the period beginning on the date of the Repurchase Event and ending on and including the date on which the Investor is paid by the Company for the repurchase of the Shares (the "Payment Amount"). If the Company fails to pay to the Investor the full aggregate Payment Amount within five (5) calendar days of the occurrence of a Repurchase Event, the Company shall pay to the Investor, on the first Trading Day following such fifth (5th) calendar day, in addition to and not in lieu of the Payment Amount payable by the Company to the Investor, an amount equal to 2% of the aggregate Payment Amount then due and payable to the Investor, in cash by wire transfer, plus compounded annual interest of 10% on such Payment Amount during the period, beginning on the day following such fifth calendar day, during which such Payment Amount, or any portion thereof, is outstanding.

M. Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected by severe economic conditions.

3.           Investor’s Representations and Warranties.

The Investor represents and warrants to the Company that:

      a.           Sophisticated Investor.  The Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities.

b.           Authorization; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Investor and is a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

      c.           Section 9 of the 1934 Act.  During the Open Period, the Investor will comply with the provisions of Section 9 of the 1934 Act, and the rules promulgated thereunder, with respect to transactions involving the Common Stock.

d.   Accredited Investor.  Investor is an “Accredited Investor” as that term is defined in Rule 501(a) (3) of Regulation D of the 1933 Act.

      e.           No Conflicts.  The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or the By-laws of the Investor or (ii) conflict with, or constitute a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor.

f. No Fiduciary Relationship.  Nothing contained in this Agreement creates or establishes a fiduciary relationship on the part of the Investor or its principals with the Company. Nothing contained in this Agreement or any agreements or documents establishes a duty on the part of the Investor or its principals not to trade on or otherwise use any information disclosed to the Investor by the Company.

      g.   Trading Activities.  The Investor’s trading activities with respect to the Company’s Common Stock shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company’s Common Stock is listed or traded. The Investor agrees that it shall not engage in any short sales of or hedging transactions with respect to the Shares during the term of this Agreement and for a period of ten (10) Trading Days following the termination of this Agreement.

4.	Representations And Warranties Of The Company.

Except as set forth in the Schedules attached hereto, the Company represents and warrants to the Investor that:

      a.           Organization and Qualification.  The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have not taken any action or omitted to take any action and agree that they shall not take any action or omit to take any action during the Open Period that would have a Material Adverse Effect on the Company or the trading price of its Common Stock. As used in this Agreement, “Material Adverse Effect” means any condition, circumstance, situation or effect on the business, properties, assets, operations, results of operations or financial condition of the Company that is material and adverse to the Company and its Subsidiaries, if any, which taken as a whole, would prohibit or otherwise interfere with the authority or ability of the Company to enter into and perform any of its obligations under this Agreement.

b.           Authorization; Enforcement; Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, in connection with the transactions contemplated by this Agreement  and to issue the Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Shares pursuant to this Agreement, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) this Agreement has been duly and validly executed and delivered by the Company, and (iv) this Agreement constitutes the valid and binding obligations of the Company.

c.       Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) (NUMBER OF SHARES) shares of Common Stock, of which as of the date hereof, 21,311,812 shares are issued and outstanding, -(NUMBER OF SHARES) shares of Preferred Stock are issued and outstanding and approximately -0- shares of Common Stock are issuable upon the exercise of options, warrants and conversion rights.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as disclosed in this Section, (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements with a Person, other than the Investor under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement, (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement and (viii) there is no dispute as to the class of any shares of the Company's capital stock. Prior to the signing of this Agreement by the Investor, the Company shall furnish to the Investor true and correct copies of any outstanding securities convertible into or exercisable for Common Stock.

      d.          Issuance of Shares. A sufficient number of Shares issuable pursuant to this Agreement has been duly authorized and reserved for issuance.  Upon issuance in accordance with this Agreement, the Securities will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. In the event the Company cannot register the full number of Shares the parties anticipated would be registered, the Company will use its best efforts to register the maximum number of Shares allowable.

e.           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and the rules and regulations of the Principal Market or principal securities exchange or trading market on which the Common Stock is traded or listed) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or its By-laws or any contract, agreement, indebtedness, instrument, judgment, decree, order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except as set forth in the SEC Documents or possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the SEC Documents, the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

      f.           SEC Documents; Financial Statements.  The Company is in the process of filing its current reports, schedules, forms, statements and other documents with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing, if any, filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").

g.           Absence of Certain Changes.  Except as disclosed in the SEC Documents, there has been no change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries which has had or reasonably could have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

      h.           Absence of Litigation.  Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a Material Adverse Effect.

i.           Acknowledgment Regarding Investor's Purchase of Shares.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby and any advice given by the Investor or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby and thereby is merely incidental to the Investor's purchase of the Securities. The Company further represents to the Investor that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

      j.           No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or to its knowledge is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

      k.           Internal Accounting Controls.  The Company and each of its Subsidiaries agrees to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      l.           Tax Status.  The Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

m.           Certain Transactions.  Except as set forth in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

n.           Dilutive Effect.  The Company understands and acknowledges that the number of shares of Common Stock issuable upon purchases pursuant to this Agreement will increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the period between the Effective Date and the end of the Open Period.  The Company’s executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect.  The board of directors of the Company has concluded, in its good faith business judgment that such issuance is in the best interests of the Company.

o.           Right of First Refusal. During the Open Period, the Company shall not enter into any subsequent funding transactions of the type similar to this transaction and what are commonly referred to as “equity lines” and if the total amount of funding is provided prior to the end of the Open Period the Company shall give Investor a ten (10) business day written right of first refusal to enter into a subsequent equity line funding transaction.  During the Open Period and for a period of twelve months thereafter, the Company shall not, directly or indirectly, without the prior written consent of Investor offer, sell, grant any option to purchase, or otherwise dispose of any of its Common Stock or securities convertible into Common Stock at a price that is less than the market price of the Common Stock at the time of issuance of such security or investment (a "Subsequent Financing"), except (i) the granting of options or warrants to employees, officers, directors and consultants, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Company, (ii) shares issued upon exercise of any currently outstanding warrants or options and upon conversion of any currently outstanding convertible debenture or convertible preferred stock, in each case disclosed pursuant to Section 4(c), (iii) securities issued in connection with the capitalization or creation of a joint venture with a strategic partner, (iv) shares issued to pay part or all of the purchase price for the acquisition by the Company of another entity, and (v) shares issued in a bona fide public offering by the Company of its securities, unless (A) the Company delivers to Investor a written notice (the "Subsequent Financing Notice") of its intention to effect such Subsequent Financing, which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the person with whom such Subsequent Financing shall be effected, and attached to which shall be a term sheet or similar document relating thereto and (B) Investor shall not have notified the Company by 5:00 p.m. (New York time) on the fifth (5th) Trading Day after its receipt of the Subsequent Financing Notice of its willingness to provide, subject to completion of mutually acceptable documentation, financing to the Company on substantially the terms set forth in the Subsequent Financing Notice.  If Investor shall fail to notify the Company of its intention to enter into such negotiations within such time period, then the Company may effect the Subsequent Financing substantially upon the terms set forth in the Subsequent Financing Notice.

p.   Lock-up.  The Company agrees to use its best efforts to have its officers, directors and affiliates refrain from selling Common Stock during each Pricing Period.

q.   No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Stock offered hereby.

s.  Post-Closing Opinion of Counsel.  The Company will obtain for the Investor, at the Company’s expense, any and all opinions of counsel which may be reasonably required in order to sell the securities issuable hereunder without restriction after the Effective Date, which “Post-Closing Opinion Letter” letter draft shall be attached hereto and made a part hereof as Exhibit B. The Company will also obtain for the Investor, at the Company’s expense, any and all opinions of counsel which may be reasonably required to deposit the drawdown or commitment fee shares into free trading shares at the Investors brokerage firm.

5.	Covenants Of The Company

      a.           Best Efforts.  The Company shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.

b.           Blue Sky.  The Company shall, at its sole cost and expense, before the first Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for, or obtain exemption for the Securities for, sale to the Investor pursuant to this Agreement under applicable securities or "Blue Sky" laws as may be applicable, and shall provide evidence of any such action so taken to the Investor on or prior to the first Closing Date.

c.           Reporting Status; Registration Statement.  During the Open Period, the Company shall use its best efforts to timely file all reports required to be filed with the SEC pursuant to the 1934 Act and maintain the effectiveness of the Registration Statement.

d.           Use of Proceeds.  The Company will use the proceeds from the sale of the Shares (excluding amounts paid by the Company for fees associated with this transaction) for general corporate, working capital purposes and potential acquisitions.

      e.           Transactions With Affiliates.  Except as set forth in this Section, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own 5% or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a “Related Party”), except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or (iii) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity.  “Control” or "Controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

f.           Filing of Form 8-K.  On or before the date which is three (3) Trading Days after the Execution Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transaction contemplated by this Agreement in the form required by the 1934 Act, if such filing is required.

      g.  Notice of Certain Events Affecting Registration; Suspension of Right to Make a Draw Down. The Company shall promptly notify Investor upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of the Shares: (i) receipt of any comments or a request for additional information by the SEC or any other federal or state governmental authority either prior to or  during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, and the Company shall promptly make available to Investor any such supplement or amendment to the related prospectus. The Company shall not deliver to Investor any Draw Down Notice during the continuation of any of the foregoing events.

h. Registration Statement.  The Company is aware and acknowledges that it may not be able to issue Draw Down Notices under this Agreement if it can not obtain an effective Registration Statement or if any issuances of Common Stock pursuant to any Draw Down Notices would violate any rules of the Principal Market.  The Company further is aware and acknowledges that any fees paid or shares issued pursuant to this Agreement shall be earned on the date hereof and not refundable or returnable under any circumstances.

The Company shall initially register in a Form S-1 Registration Statement a sufficient amount of shares of its common stock for funding pursuant to the terms of this Agreement and that number of Shares representing the Common Stock underlying the Warrants.  After the later of (i) one hundred eighty (180) calendar days after the time that Investor shall have resold substantially all of the shares registered for resale under the initial Registration Statement, or (ii) one-hundred eighty (180) calendar days after the effective date of the initial Registration Statement, the Company shall register for resale additional shares as may be required for additional funding pursuant to the terms of this Agreement.  This registration process shall continue until such time as the entire USD$100,000,000, based on shares of common stock issuable pursuant to the terms of this Agreement, have been registered for resale on effective registration statements.

i. Reimbursement. If (i) Investor, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any shareholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by this Agreement, or if Investor is impleaded in any such action, proceeding or investigation by any person, or (ii) Investor, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under the federal securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by this Agreement, or if Investor is impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company will reimburse Investor for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Investor is a named party, the Company will pay to Investor the charges, as reasonably determined by Investor, for the time of any officers or employees of Investor devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this section shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Investor that are actually named in such action, proceeding or investigation, and partners, directors, agents, employees, attorneys, accountants, auditors and controlling persons (if any), as the case may be, of Investor and any such Affiliate, and shall be binding upon and inure to the benefit of any successors of the Company, Investor and any such Affiliate and any such person.

j.  Transfer Agent Instructions.  Upon effectiveness of the Registration Statement the Company, at its sole cost and expense, shall deliver instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each Closing Date pursuant to the blanket legal opinion to be delivered to the Company’s transfer agent by the Company’s legal counsel.

k.  Non-disclosure of Non-public Information.

(a)  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Company identifies such information as being material non-public information and provides one of the principals of the Investor with the opportunity to accept or refuse to accept such material non-public information for review.  The Company acknowledges that only the Investor’s signatory to this Agreement shall have the authority to accept the receipt of material non-public information from the Company.  The Company acknowledges that any information provided to the Investor without first being accepted by the designated signatory will be deemed not to be material non-public information and the Investor shall be under no duty to maintain the confidentiality of such information.  The Company understands and confirms that the Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(b)  Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives. The Company represents that it does not disseminate non-public information to any investors who purchase stock in the Company in a public offering, to money managers or to securities analysts, provided, however, that notwithstanding anything herein to the contrary, the Company will immediately notify Investor’s designated signatory of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading.

      (c)  Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Investor with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Investor by the Company or its Subsidiaries or any of their officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the Company prior to such Closing Date. Nothing contained herein creates or establishes a fiduciary relationship on the part of the Investor or its principals with the Company. The Company agrees that it shall not disclose to the Investor, its principals or Affiliates any confidential non-public information for any reason. Nothing contained herein establishes a duty on the part of the Investor or its principals not to trade on or otherwise use any information disclosed to the Investor by the Company.

6.  Cover.  If, the number of Shares represented by any Draw Down Notices become restricted or are no longer freely trading for any reason, and after the applicable Closing Date, the Investor purchases, in an open market transaction or otherwise, the Company’s Common Stock (the “Covering Shares”) in order to make delivery in satisfaction of a sale of Common Stock by the Investor (the “Sold Shares”), which delivery such Investor anticipated to make using the Shares represented by the Draw Down Notice  (a “Buy-In”), the Company shall pay to the Investor the Buy-In Adjustment Amount.  The “Buy-In Adjustment Amount” is the amount equal to the excess, if any, of (a) the Investor’s total purchase price (including brokerage commissions, if any) for the Covering Shares over (b) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the  Sold Shares.  The Company shall pay the Buy-In Adjustment Amount to the Investor in immediately available funds immediately upon demand by the Investor.  By way of illustration and not in limitation of the foregoing, if the Investor purchases Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to the Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.

7.	Conditions of the Company's Obligation to Sell Investor the Shares.

      The obligation hereunder of the Company to issue and sell the Shares to the Investor is further subject to the satisfaction, at or before each Closing Date, of each of the following conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

a.           The Investor shall have executed this Agreement and delivered the same to the Company.

      b.           The Investor shall have delivered to the Company the Purchase Price for the Shares being purchased by the Investor at the Closing (after receipt of confirmation of delivery of such freely tradable Shares) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

c.           The representations and warranties of the Investor shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Investor shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing Date.

d.           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

e.	No Valuation Event shall have occurred since the applicable Pricing Period.

8.	Conditions of the Investor's Obligation to Purchase the Shares.

The obligation of the Investor hereunder to purchase Shares is subject to the satisfaction, on or before each Closing Date, of each of the following conditions set forth below.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to deliver a Draw Down Notice and require the Investor to purchase any Shares at a Closing (as defined in Section 2(h)) unless each of the following conditions are satisfied:

a.           the Company shall have complied with its obligations and is otherwise not in breach of a material provision, or in default under, this Agreement;

b.           no injunction shall have been issued, or action commenced by a governmental authority, prohibiting the purchase or the issuance of the Common Stock;

      c.           The Common Stock shall be authorized for quotation on the Principal Market and trading in the Common Stock shall not have been suspended by the Principal Market or the SEC, at any time beginning on the date hereof and through and including the respective Closing Date;

d.           The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing Date as though made at that time (except for (i) representations and warranties that speak as of a specific date and (ii) with respect to the representations made in Sections 4(g), (h) and (j) events which occur on or after the date of this Agreement and are disclosed in SEC filings made by the Company prior to the applicable Draw Down Notice Date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or before such Closing Date.  The Investor may request an update as of such Closing Date regarding the representation contained in Section 4(c) above;

e.           The Board of Directors of the Company shall have adopted resolutions consistent with Section 4(b)(ii) above and in a form reasonably acceptable to the Investor (the “Resolutions”) and such Resolutions shall not have been amended or rescinded prior to such Closing Date and the Investor shall have been provided with a copy of those Resolutions Which shall be attached hereto as Exhibit C;

f.           The Company shall have executed and delivered to the Investor the certificates representing, or have executed electronic book-entry transfer of, the Shares (in such denominations as such Investor shall request) being purchased by the Investor at such Closing and all previous Draw Downs have settled.;

g.           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

      h.           The Registration Statement covering the Shares issued as a commitment fee and the Shares being sold to the Investor pursuant to a Draw Down Notice shall be effective on each Closing Date and no stop order suspending the effectiveness of the Registration Statement shall be in effect or shall be pending or threatened. Furthermore, on each Closing Date (i) neither the Company nor Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the SEC's concerns have been addressed and Investor is reasonably satisfied that the SEC no longer is considering or intends to take such action),and (ii) no other suspension of the use or withdrawal of the effectiveness of such Registration Statement or related prospectus shall exist;

i.           At the time of each Closing, the Registration Statement (including information or documents incorporated by reference therein) and any amendments or supplements thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or which would require public disclosure or an update supplement to the prospectus;

j.           There shall have been no filing of a petition in bankruptcy, either voluntarily or involuntarily, with respect to the Company and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, and there shall have been no calling of a meeting of creditors of the Company or appointment of a committee of creditors or liquidating agents or offering of a composition or extension to creditors by, for, with or without the consent or acquiescence of the Company;

k.           If applicable, the shareholders of the Company shall have approved the issuance of any Shares in excess of the Maximum Common Stock Issuance in accordance with Section 2(i); and

l.           The Company shall have delivered to such Investor such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request upon reasonable advance notice.

If any of the events described in clauses (a) through (l) above occurs during a Pricing Period or at any time on or before the delivery of the freely trading Common Stock to the Investor covered by that Pricing Period, then the Investor shall have no obligation to purchase the Draw Down Amount of Common Stock set forth in the applicable Draw Down Notice and if such an event occurs after the delivery of the freely trading Common Stock and before the Investor has sold such Common Stock then the Company shall be required to repurchase that number of shares still held by the Investor at the same price paid by the Investor for such purchase.

      9.           Termination.  This Section shall govern termination of the Agreement between the parties. Upon the occurrence of one of the events described below, the Company shall send prompt written notice of such event to the Investor.

(a)	This Agreement shall terminate upon any of the following events:

(i)  the earlier of the date upon which the Investor has purchased pursuant to this Agreement all the Registrable Securities to be registered pursuant to the Registration Statement or the Commitment Amount; provided that the Company’s representations, warranties and covenants contained in this Agreement insofar as applicable to the transactions consummated hereunder prior to such termination, shall survive the termination of this Agreement for the period of any applicable statute of limitations;

(ii)  if the Company shall file or consent by answer or otherwise to the entry of an order for relief or approving a petition for relief, reorganization or arrangement or any other petition in bankruptcy for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or shall make an assignment for the benefit of its creditors, or shall consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, or shall be adjudicated a bankrupt or insolvent, or shall take corporate action for the purpose of any of the foregoing; or

(iii)  if the Company shall issue or sell any equity securities or securities convertible into, or exchangeable for, equity securities or enter into any other equity financing facility during the Open Period, other than in compliance with Section 4(o).

10.  Indemnification.

(a)  In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (iii) any cause of action, suit or claim brought or made against such Investor Indemnitee not arising out of any action or inaction of an Investor Indemnitee, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b)  In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement, the Registration Rights Agreement, or any instrument or document contemplated hereby or thereby executed by the Investor, (ii) any breach of any covenant, agreement or obligation of the Investor(s) contained in this Agreement,  the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor, or (iii) any cause of action, suit or claim brought or made against such Company Indemnitee based on  misrepresentations or due to a  breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees.  To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b)	The obligations of the parties to indemnify or make contribution under this Section 10 shall survive termination of this Agreement.

11.  Issuance of the Warrants.

 As an inducement to Investor to enter into this Agreement and as consideration for the Investor making the investment the Investor shall receive 100% Warrant coverage.  The Warrants shall have a 5 year term and the exercise price shall be equal to (a) the lesser of $7.70 or (b) 110% of the lowest daily VWAP for the Common Stock as reported by Bloomberg during the thirty (30) trading days prior to the date the Investor exercises the Warrant.  The Warrants shall have a cashless exercise provision.

No additional consideration shall be payable by the Purchaser for the issuance of the Warrants.  The parties acknowledge that the Warrants are part of the investment structure and are not a fee paid for services.

12.	Governing Law; Miscellaneous.

      a.           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state courts sitting in the County of Santa Barbara for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. The Company and Investor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out or in connection with this Agreement. The parties agree that in the event of any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, the prevailing party in a final judgment after the appeal period has passed shall be awarded, in addition to any damages, injunctions or other relief, such party’s costs and expenses, including but not limited to all related costs and reasonable attorneys’, accountants’ and experts’ fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

b.	Commitment Fees; Registration Statement Fees

(i)  As an inducement to Investor to enter into this Agreement and as consideration for the Investor making the investment, the Company has agreed to issue to Investor as a Commitment Fee 2% of the Commitment Amount in Shares, but subject to the limitation set forth in Section 2(e) of this Agreement. Initially the Company shall issue Investor 285,710 Shares which shall be registered in the current offering and shall be issued and delivered per Investors written instructions prior to the Investor executing this agreement. The parties acknowledge that the Commitment Fee is part of the investment structure and is not a fee paid for services. The Company also agrees that it shall not issue a press release regarding the funding set forth in this Agreement until three (3) business days following the date the Company issues the Commitment Fee in an amount approved by the Purchaser in writing. The Company shall have the Shares deposited in escrow into a custodial account designated by Purchaser that shall be released to Purchaser’s own proprietary accounts when the company becomes listed on a stock exchange.

At the end of the third (3rd) calendar month after the first date that the Company’s shares trade in the public market, the Company and Purchaser agree to adjust the number of shares issued to the Purchaser as the Commitment Fee by either increasing or decreasing the number of shares the Purchaser received based on a share price equal to the volume weighted average price for that third (3rd) calendar month.  The Company and Purchaser agree to make that adjustment not later than fifteen (15) calendar days following the last day of that third (3rd) calendar month.

(ii)      The Company shall, at its sole cost and expense, use its reasonable best efforts to have the Registration Statement filed within ninety (90) calendar days following the Execution Date.

(iii)  The Company shall use its reasonable best efforts to have draft a registration statement prepared upon closing for filing within one hundred eighty (180) calendar days following signing of the SEPA. The Company shall initially register in a Form S-1 or if applicable a S-3 registration statement a sufficient number of shares of its common stock for draw downs that it will request of the Investor during the Commitment Period and that number of shares representing the Commitment Fee.  After the later of (i) one hundred eighty (180) calendar days after the time that Investor shall have resold substantially all of the shares registered for resale under the initial registration statement, or (ii) one hundred eighty (180) calendar months after the effective date of the initial registration statement, the Company shall register for resale additional shares of the Company's common stock for Draw Downs and shares in the name of Investor equal to 10% of that amount as an additional Commitment Fee.  This registration process for Draw Down shares and Commitment Shares shall continue until such time as shares representing the entire USD$100,000,000 have been registered for resale.

   c.           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

d.           Headings; Singular/Plural. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.

e.           Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

f.           Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

g.           Notices. Any notices or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation is electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Name of person signing:	John Wallin
Telephone:	866 920 0758
Email:	jwallin@accelerainnovations.com

If to the Investor:

At the address listed in the Questionnaire.

Each party shall provide five (5) days' prior written notice to the other party of any change in address or facsimile number.

h.	No Assignment. This Agreement shall not be assigned by either party.

i.           No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

j.           Survival. The representations and warranties of the Company and the Investor contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4 and 5, and the indemnification provisions set forth in Section 10, shall survive each of the Closings. The Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

      k.           Publicity.  The Company and Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement. The Company also agrees that it shall not issue a press release regarding the funding set forth in this Agreement until three (3) business days following the date the Company issues the Commitment Fee in an amount approved by the Purchaser in writing. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Investor without the prior written consent of such Investor, except to the extent required by law. Investor acknowledges that this Agreement may be deemed to be a "material contract" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities 1933 Act or the 1934 Act. Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

l.           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

m.           Other Fees. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons or entities for fees that may be due in connection with the transactions contemplated by this Agreement.  The Company shall indemnify and hold harmless the Investor, their employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including reasonable attorney’s fees) and expenses incurred in respect of any such claim.

n.           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

o.           List of Exhibits.

Exhibit A	Draw Down Notice (page 4 and attached as page 31).
Exhibit B	Post-closing Opinion Letter (page 14 and attached)
Exhibit C	Board Resolution (page 20 and attached)
Exhibit D	Closing Statement (page 6 and attached as page 32)
Exhibit E	Warrants (page 23 and attached)

[Balance of this page intentionally left blank.]

ACCELERA INNOVATIONS INC
QUESTIONNAIRE

The information contained in this Questionnaire is being furnished in order to determine whether the undersigned’s subscription to purchase the Shares described in this Agreement may be accepted.

All Information Contained In This Questionnaire Will Be Treated Confidentially.  The undersigned understands, however, that the Company may present this Questionnaire to such parties as it deems appropriate if called upon to establish that the proposed offer and sale of the Securities is exempt from registration under the 1933 Act, as amended.  Further, the undersigned understands that the offering may be required to be reported to the Securities and Exchange Commission, NASDAQ and to various state securities and “blue sky” regulators.

In Addition To Signing The Signature Page, If Requested By The Company, The Undersigned Must Complete Form W-9.

I.           Please Check Each Of The Statements Below That Applies.

☒	1.
The undersigned: (a) has total assets in excess of $5,000,000; (b) was not formed for the specific purpose of acquiring the securities and (c) has its principal place of business in Frankfort Illinois.

☐	2.	The undersigned is a natural person whose individual net worth* or joint net worth with his or her spouse exceeds $1,000,000.

☐	3.
The undersigned is a natural person who had an individual income* in excess of $200,000 in each of the two most recent years and who reasonably expects an individual income in excess of $200,000 in the current year.  Such income is solely that of the undersigned and excludes the income of the undersigned’s spouse.

☐	4.
The undersigned is a natural person who, together with his or her spouse, has had a joint income* in excess of $300,000 in each of the two most recent years and who reasonably expects a joint income in excess of $300,000 in the current year.

*           For purposes of this Questionnaire, the term “net worth” means the excess of total assets (excluding the value of an individual’s personal residence) over total liabilities.  In determining “income”, an investor should add to his or her adjusted gross income any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to IRA or Keogh retirement plan, alimony payments and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross in

5.           The undersigned is:

☐	(a)	a bank as defined in Section 3(a)(2) of the 1933 Act; or

☐	(b)	a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity; or

☐	(c)	a broker or dealer registered pursuant to Section 15 of the 1934 Act; or

☐	(d)	an insurance company as defined in Section 2(13) of the 1933 Act; or

☐	(e)	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

☐	(f)	a small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the Small Business Investment Act of 1958; or

☒	(6)	The undersigned is an entity in which all of the equity owners are “accredited investors”, as that term is defined in Rule 501(a)(3) of Regulation D of the 1933 Act.

INVESTOR INFORMATION:

Name of Entity _______________________________________________________

Person’s Name _______________________________________________________

State/County of Organization ____________________________________________

Principal Business Address _____________________________________________

City, State, Zip Code __________________________________________________

Phone ______________________________ Fax ____________________________

Send Correspondence to:
___________________________________________________________________
___________________________________________________________________
___________________________________________________________________

ACCELERA INNOVATIONS INC
SIGNATURE PAGE

Your signature on this Signature Page evidences your agreement to be bound by this Agreement and the Questionnaire.

1.           The undersigned hereby represents that (a) the information contained in the Questionnaire is complete and accurate and (b) the undersigned will notify ACCELERA INNOVATIONS INC immediately if any material change in any of the information occurs prior to the acceptance of the undersigned’s subscription and will promptly send ACCELERA INNOVATIONS INC written confirmation of such change.

2.           The undersigned signatory hereby certifies that he/she has read and understands this Agreement and Questionnaire, and the representations made by the undersigned in this Agreement and Questionnaire are true and accurate.

Lambert Private Equity LLC

By: /s/ Joseph N. Lambert	October 4, 2013
Name: Joseph N. Lambert	Date
Title: Managing Director

By:	____________________________
Name:	Date
Title:

 - - - -- - - - - - - - - - - - - -- - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

COMPANY ACCEPTANCE PAGE

This Agreement accepted and agreed
to this 4th October 2013

ACCELERA INNOVATIONS INC

By_/s/ John Wallin
John Wallin CEO/President

EXHIBIT A

ACCELERA INNOVATIONS INC – DRAW DOWN NOTICE NO._________

The undersigned hereby certifies, with respect to the sale of the Common Stock of ACCELERA INNOVATIONS INC   (the “Company”) issuable in connection with this Draw Down Notice, delivered pursuant to the Standby Equity Purchase Agreement (the “Agreement”), as follows:

1.  There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post effective amendment to the Registration Statement. The Registration Statement is currently effective and I have no cause, reason or information to believe that the Registration Statement will be declared ineffective during the next thirty (30) calendar days.

2.   The Company has performed in all material respects all covenants and agreements to be performed by the Company and has complied in all material respects with all obligations and conditions contained in the Agreement on or prior to the Draw Down Notice Date, and shall continue to perform in all material respects all covenants and agreements to be performed by the Company through the end of the applicable Pricing Period.  All conditions to the delivery of this Draw Down Notice are satisfied as of the date hereof.

3.  The undersigned hereby represents, warrants and covenants that it has made all filings (“SEC Filings”) required to be made by it pursuant to applicable securities laws (including, without limitation, all filings required under the Securities Exchange Act of 1934, which include Forms 10-Q or 10-QSB, 10-K or 10-KSB, 8-K, etc.).  All SEC Filings and other public disclosures made by the Company, including, without limitation, all press releases, analysts meetings and calls, etc. (collectively, the “Public Disclosures”), have been reviewed and approved for release by the Company’s attorneys and, if containing financial information, the Company’s independent certified public accountants.  None of the Company’s Public Disclosures contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

       5.  The Draw Down Amount requested is $_____________________ and the Company currently has ____________________ shares of Common Stock issued and outstanding.

       6.  The Minimum Acceptable Price is  _____________________________.

 7.  The beginning date of the Pricing Period is ______________ and the ending date is ________________, inclusive of the beginning and ending dates.

ACCELERA INNOVATIONS INC

By:  __/s/ John Wallin ______________CEO/President__________________10-4-2013___________________________
        Name:                                                   Title:                                               Date:

EXHIBIT B

POST-CLOSING OPINION LETTER

EXHIBIT C

Minutes of the meeting of the Board of Directors of **ACCELERA INNOVATIONS INC** held on the 28th day of August 2013.

A special meeting of the board of directors of **ACCELERA INNOVATIONS INC**(hereinafter referred to as the "Company") was held in accordance with the Articles of Association / By Laws of the Company.

Present at the meeting in person or by phone were the following Directors:

John Wallin CEO

Jim Millikan COO

Cindy Boerum CSO

The meeting of the Directors undertook the following corporate resolution, which has been recorded in the minute books of the Company.

It was unanimously resolved that the Company is hereby approved and authorized to enter into and utilize the Standby Equity Placement Agreement with Lambert Private Equity LLC (hereinafter referred to as the "Investor") for an equity line of credit to issue and sell shares to the Investor.

Additionally it was unanimously resolved that Mr. Thompson as a Chairman of the Company is hereby authorized on behalf of the Company as one of its corporate signatories to sign the Special Private Placement Agreement, to open accounts and to take all such other actions as may be necessary to carry out the full term and conditions of the Special Private Placement Agreement.

It was further resolved that Mr. Thompson as Chairman of the Company be granted all the necessary power and authority required to perform the above stated actions.

It is therefore unanimously resolved that the appointed director shall have the authority to negotiate all details and sign the final draft of the Standby Equity Placement Agreement with the Investor.

There being no further business, the meeting was declared adjourned, and in witness thereof, the Directors signed below on the date first above written.

Signed and sealed this 28th day of August 2013.

Director | Director | Director

EXHIBIT D

Closing Statement

To:           ACCELERA INNOVATIONS INC

Attention:

We refer to the Standby Equity Purchase Agreement (the "Agreement") between Investor, and ACCELERA INNOVATIONS INC Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

We hereby give you notice pursuant to the Agreement that we accept the Draw Down Notice for _____________________ Shares.

The lowest VWAP in the Pricing Period is $ ________ and the resulting Purchase Price of

 90% of the lowest VWAP is $________.  The aggregate Purchase Price pursuant to this

Closing Notice is therefore $ ______________.

Please deliver such Shares in accordance with the following instructions:

Electronic book entry transfer requested (check one) (1) YES____ NO _____

Securities Sub-Account No. :__________________

Electronic book entry transfer requested (check one) (1) YES ____ NO _____

Account Information:

Lambert Private Equity LLC

Signed by: _________________________________

Date: ______________________________

Signed by: _________________________________

Date: ______________________________

EXHIBIT E
ACCELERA INNOVATIONS INC
OPTION TO PURCHASE SHARES

VOID AFTER 4th October 2018

Issuance Date: 4th October 2013	Number: _____________

        1.  Option to Purchase Shares.

            1.1 Option to Purchase Shares.  As an inducement to Investor to enter into this Agreement and as consideration for the Investor making the investment the Investor shall receive 100% Warrant/Option coverage.  This option to purchase shares (this “Option”) certifies that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lambert Private Equity LLC (the “Option Holder”) is entitled, effective as of 4th October 2013, subject to the terms and conditions of this Option to purchase from ACCELERA INNOVATIONS INC, a corporation formed under the laws of the United States of America (the “Company”) up to a total of 14,285,710 shares of the Company (the “Shares”) at the price of to the lesser of (a) $7.70 or (b) 110% of the lowest daily VWAP for the Common Stock as reported by Bloomberg during the thirty (30) trading days prior to the date the Investor exercises the Warrant  per share (the “Exercise Price”) prior to 5:00 p.m. New York Time on 4th October 2013 (the “Expiration Date”). The Option must be exercised, in whole or in part, any time on or before the Expiration Date. Unless the context otherwise requires, the term “Shares” shall mean and include the [ordinary][common]  shares of the Company and other securities, property or instruments at any time receivable or issuable upon exercise of this Option. The term “Option” as used herein, shall include this Option and any other securities, property or instruments delivered in substitution or exchange therefor as provided herein. The parties acknowledge that the Warrants are part of the investment structure and are not a fee paid for services.

            1.2 Adjustment of Exercise Price and Number of Shares. The number and character of Shares issuable upon exercise of this Option (or any other securities, property or instruments at the time receivable or issuable upon exercise of this Option) and the Exercise Price therefor, are subject to adjustment upon occurrence of the following events:

           (a) Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Exercise Price of this Option and the number of Shares issuable upon exercise of this Option shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of issued and outstanding ordinary shares of the Company.

            (b) Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Shares payable in securities of the Company then, and in each such case, the Option Holder, on exercise of this Option at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Shares (or such other stock or securities) issuable on such exercise prior to such date, the securities of the Company to which such Option Holder would have been entitled upon such date if such Option Holder had exercised this Option immediately prior thereto (all subject to further adjustment as provided in this Option).

            (c) Adjustment for Capital Reorganization, Consolidation, Merger. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of the Company’s assets to another corporation shall be effected in such a way that holders of the Company’s ordinary shares will be entitled to receive stock, securities or assets with respect to or in  exchange for the Company’s ordinary shares, and in each such case the Option Holder, upon the exercise of this Option, at any time after the consummation of such capital reorganization, consolidation, merger, or sale, shall be entitled to receive, in lieu of the ordinary shares or other securities, property or instruments receivable upon the exercise of this Option prior to such consummation, the ordinary shares or other securities, property or instruments to which such Option Holder would have been entitled upon such consummation if such Option Holder had exercised this Option immediately prior to the consummation of such capital reorganization, consolidation, merger, or sale, all subject to further adjustment as provided in this Section 1.2; and in each such case, the terms of this Option shall be applicable to the ordinary shares or other securities, property or instruments receivable upon the exercise of this Option after such consummation.

(d) Issuance’s Below Exercise Price. If the Company, at any time prior to the Expiration Date, other than an issuance of ordinary shares or other securities to the Option Holder,

(i) issues or sells any ordinary shares for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale;

          (ii) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase ordinary shares (other than Excluded Securities (as defined below)) (such rights, options or warrants being herein called “Options”) with an exercise price per share underlying such Options that is less than the Exercise Price in effect immediately prior to the grant, issuance or sale of such Options;

(iii) the exercise price per share underlying any Options is reduced to an amount that is less than the Exercise Price in effect immediately prior to the reduction of the exercise price with respect to such Options;

           (iv) in any manner issues or sells any stock or other securities convertible into or exchangeable for ordinary shares (such convertible or exchangeable stock or securities being herein called “Convertible Securities”) with a per share conversion rate or exchange rate for such Convertible Securities that is less than the Exercise Price in effect immediately prior to the grant, issuance or sale of such Convertible Securities; or

           (v) the per share conversion or exchange rate for any Convertible Securities is reduced to an amount that is less than the Exercise Price in effect immediately prior to the reduction in the per share conversion or exchange rate with respect to  such Convertible Securities then, the Exercise Price then in effect shall be reduced to an amount equal to the consideration per share of the ordinary shares in such issuance or sale, or shall be reduced to the exercise price of such Options, or the per share conversion or exchange rate of such Convertible Securities, as the case may be; provided, that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(e)           Effect on Exercise Price of Certain Events.  For purposes of determining the adjusted Exercise Price under Section 1.2 (d), the following shall be applicable.  If any ordinary shares, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be deemed to be the gross proceeds received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issuance or sale. If any ordinary shares, Options, or Convertible Securities that are issued or sold for a consideration other than cash, the amount of the consideration received by the Company will be fair value of such consideration. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Options then outstanding. If such parties are unable to reach an agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days of the tenth (10th) day following the Valuation Event by an internationally recognized or major regional investment banking firm or firm of independent registered public accountants (an “Appraiser”) selected in good faith by the Company and agreed upon in good faith by the holders of a majority of the Options then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

(f)           Certain Events. If any event that would adversely affect the rights of any holder of the Options occurs but is not expressly provided for by Section 1.2 hereof (including, with limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors of the Company will make an appropriate adjustment in the Exercise Price so as to protect the rights of the holders of the Options; provided, that no such adjustment will increase the Exercise Price.

(g)           Elective Decreases in Exercise Price. The Company from time to time by action of its Board of Directors may decrease the Exercise Price by any amount for any period of time if the period is at least one hundred eighty (180) calendar days, the decrease is irrevocable during the period and the Board of Directors of the Company in its sole discretion shall have made a determination that such decrease would be in the best interest of the Company, which determination shall be conclusive.  The decrease may be for all the Shares represented by this Option or such lesser amount as determined by the Company’s Board of Directors in its sole discretion. Whenever the Exercise Price is decreased pursuant to the preceding sentence, the Company shall send written notice to the holders of record of the Options of the decrease at least 5 days prior to the date the decreased Exercise Price takes effect, and such notice shall state the number of Shares affected, the decreased Exercise Price and the period of time it will be in effect.

(h)            Definitions:   The following terms shall have the meanings ascribed below for the purposes of this Section 1.2:

      “Excluded Securities” means (i) the ordinary shares issued or issuable pursuant to the terms of this Option or (ii) the shares issuable upon exercise of any option, warrant or convertible security outstanding as of the Issuance Date.

        2.  Manner of Exercise.

            2.1 Notice of Exercise; Net Share Settlement. This Option may be exercised, in whole or in part, on any business day on or prior to the Expiration Date. To exercise this Option, the Option Holder must surrender to the Company this Option and deliver to the Company: (a) a duly executed Notice of Exercise of Option in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Notice of Exercise”); and (b) payment in full of the Exercise Price for the number of Shares to be purchased upon exercise hereof.  Notwithstanding clause (b) of the preceding sentence, if specified in the Notice of Exercise, the Option Holder can elect to forfeit such number of Shares equal in value to the Exercise Price that would otherwise be payable to the Company in lieu of making such payment in cash.  If someone other than the Option Holder exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option. Upon a partial exercise, this Option shall be surrendered, and a new Option of the same tenor for purchase of the number of remaining Shares not previously purchased shall be issued by the Company to the Option Holder. This Option shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.

            2.2 Limitations on Exercise. This Option may not be exercised as to fewer than 1,000 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

            2.3 Payment. The Notice of Exercise shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by certified or cashier’s check or wire transfer or other immediately available funds), unless the Option Holder elects to settle such transaction on a net share basis as described in Section 2.1.

            2.4 Issuance of Shares. Provided that the Notice of Exercise and payment (if applicable) have been received by the Company as provided above, the Company shall issue the Shares (adjusted as provided herein) in the name of the Option Holder, the Option Holder’s authorized assignee, or the Option Holder’s legal representative, and shall promptly deliver the shares.

        3.  Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Option Holder with all applicable requirements of securities laws, rules and regulations and with all applicable requirements of any stock exchange and/or over-the-counter market on which the Company’s shares may be listed at the time of such issuance or transfer.

        4.  Transfer and Exchange. This Option and the rights hereunder may be transferred in whole or in part without the Company’s prior consent. Upon such transfer the Company shall issue to such transferee a new Option in the name of the transferee exercisable for the number of Shares being transferred. Upon any permitted partial transfer, the Company will issue and deliver to the Option Holder a new Option or Options with respect to the Options not so transferred.

5.  Privileges of Stock Ownership. The Option Holder shall not have any of the rights of a shareholder with respect to any Shares until the Option Holder exercises this Option and pays the Exercise Price or elects to settle such transaction on a net share basis as described in Section 2.1.

6.  Ownership Limitation.  The Option Holder is limited in the amount of this Option it may exercise.  In no event shall the Option Holder be entitled to exercise any amount of this Option in excess of that amount upon exercise of which the sum of (1) the number of Shares beneficially owned by the Option Holder and or its affiliates, and (2) the number of Shares issuable upon the exercise of this Option then owned by the Option Holder, would result in beneficial ownership by the Holder of more than 2.99% of the number of Shares in issue on the Exercise Date, or such larger percentage of Shares if such larger percentage would not require the Holder to make a notice filing or a rights offering with the appropriate exchange or regulatory agency.

        7.  Entire Agreement. The Notice of Exercise is incorporated herein by reference. This Option and the Notice of Exercise constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

        8.  Notices. Any notice required to be given or delivered to the Company under the terms of this Option shall be in writing and addressed to the [Chief Executive Officer or President] of the Company at its principal corporate offices. Any notice required to be given or delivered to the Option Holder shall be in writing and addressed to the Option Holder at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit for next business day delivery with any return receipt express courier (prepaid); or one (1) business day after transmission by fax or telecopier.

        9.  Successors and Assigns. The Option Holder may assign this Option in whole or in part at any time by giving written notice to the Company. This Option shall be binding upon and inure to the benefit of the successors and assigns of the Company.

     10.  Acceptance. The Option Holder has read and understands the terms and provisions of this Option, and accepts this Option subject to all the terms and conditions hereof. The Option Holder acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Option Holder should consult a tax adviser prior to such exercise or disposition.

11.  Governing Law. This Option shall be governed by and interpreted in accordance with the laws and regulations of the United States of America. The parties hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out or in connection with this Option. The parties agree that in the event of any action, litigation or proceeding between the parties arising out of or in relation to this Option, the prevailing party in a final judgment after the appeal period has passed shall be awarded, in addition to any damages, injunctions or other relief, such party’s costs and expenses, including but not limited to all related costs and reasonable attorneys’, accountants’ and experts’ fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

IN WITNESS WHEREOF, the Company has caused this Option to be executed by its duly authorized representative as of 4th October 2013.

_______________________

By: _/s/ John Wallin
      Name: John Wallin
      Title: CEO

ACCELERA INNOVATIONS INC

Address: 20511 Abbey Dr
   Frankfort Il, 60423

Attention:	John Wallin
Telephone:	866 920 0758
Facsimile:	866 994 6966
Email:	jwallin@accelerainnovations.com

EXHIBIT A TO OPTION

NOTICE OF EXERCISE OF OPTION

ACCELERA INNOVATIONS INC
Address:

Attention:
 Telephone:
 Facsimile:
 Email:

         Attn:

         The Option Holder hereby elects to purchase the number of shares (the “Shares”) of ______________ (the “Company”) as set forth below, pursuant to that certain Option dated as of the date set forth below (the “Option”), the terms and conditions of which are hereby incorporated by reference (please print):

         Option Holder: ________________________________________________________

         Address for Delivery of Shares: ____________________________________________

         ______________________________________________________________________

         Option Date and Number: _______________________________________________

         Date of Exercise_______________________________________________________

         Exercise Price per Share: ______________________________________________

         Number of Shares Purchased: ____________________________________________

         Total Exercise Price: __________________________________________________

         Exact Name of Title to Shares: _________________________________________

         _______________________________________________________________________

(check one)
□         The Option Holder hereby delivers to the Company the Total Exercise Price as follows: in cash in the amount of _________, receipt of which is acknowledged by the Company.
□         The Option Holder hereby elects to forfeit _________ Shares, in lieu of delivering the Total Exercise Price in cash, receipt of which is acknowledged by the Company.

[Option Holder]

By: __________________________________________________

  Name:                Title: